FOR IMMEDIATE RELEASE


CONAGRA FOODS CHAIRMAN ANNOUNCES SUCCESSION PLAN AND SEARCH FOR SUCCESSOR

OMAHA, Neb., May 10, 2005 -- ConAgra Foods (NYSE: CAG) Chairman and Chief Executive Officer Bruce Rohde today launched a formal search for his own successor.

As part of the company's current strategic planning process, Rohde discussed succession planning with the ConAgra Foods Board of Directors and today formally asked the Board to approve the formation of a search committee that will be headed by Steven F. Goldstone, director, and retired Chairman and CEO of RJR Nabisco.

"My goal here is to set the stage for purposeful succession planning. Because of a diligent Board and a dedicated team of people, the right things have happened over the past several years. The company has made significant progress and in my view is now well poised for a new and significant phase of execution and growth," said Rohde.

The 56-year-old Rohde has served as CEO of ConAgra Foods since September 1997 and Chairman since September 1998. In that timeframe he has transformed the company from an agriculturally based conglomerate and built it into one of North America's largest packaged foods companies focused on retail, foodservice and ingredient customers. When he took over as CEO more than half of the company's sales were derived from commodity businesses; in 2004 earnings and dividends were record amounts, and more than 80% of the company's sales were derived from branded and value-added foods.

"As a result of Bruce's leadership ConAgra Foods is greatly transformed. When we recruited him as CEO we were looking for someone who was capable of rationalizing and consolidating a business that had grown very quickly through multiple acquisitions. He did that and more, improving the company's focus, increasing profit margins and prudently allocating capital towards strategic acquisitions, debt reduction, share repurchases and dividends. He also focused on building corporate-wide systems and processes that place the company in a position to execute its sales, marketing and operating programs in a highly coordinated way," said Carl E. Reichardt, lead director of ConAgra Foods Board of Directors, and retired chairman and CEO of Wells Fargo & Co.

During Rohde's tenure as CEO of ConAgra Foods:

     - The company has been reshaped from 90 independent operating companies into three focused business segments serving customers in retail, foodservices and ingredients channels

     - The company divested commodity-based businesses, including fresh beef, pork and chicken, canned seafood, cheese, and agricultural inputs. The company still holds 15.4 million shares of Pilgrim's Pride (NYSE: PPC) as a result of the divestiture of its poultry business.

     - The company is now focused on marketing, operational efficiency and business process consolidation to improve customer service, enhance consumer demand and grow margins.

"Bruce has always been a forward-looking, focused individual who put shareholder value at the top of his agenda. The Board is confident that the succession plan will further the company's profit-enhancing initiatives that are now underway, and looks forward to identifying candidates that fit with ConAgra Foods strategic agenda for growth and profitability," said Reichardt.

ConAgra Foods, Inc. (NYSE: CAG) is one of North America's largest packaged food companies, serving consumer grocery retailers, as well as restaurants and other foodservice establishments. Popular ConAgra Foods consumer brands include ACT II, Armour, Banquet, Blue Bonnet, Brown `N Serve, Butterball, Chef Boyardee, Cook's, Crunch `n Munch, DAVID, Decker, Eckrich, Egg Beaters, Fleischmann's, Gulden's, Healthy Choice, Hebrew National, Hunt's, Kid Cuisine, Knott's Berry Farm, La Choy, Lamb Weston, Libby's, Lightlife, Louis Kemp, Lunch Makers, MaMa Rosa's, Manwich, Marie Callender's, Orville Redenbacher's, PAM, Parkay, Pemmican, Peter Pan, Reddi-wip, Rosarita, Ro*Tel, Slim Jim, Snack Pack, Swiss Miss, Van Camp's, Wesson, Wolf and many others. For more information, visit www.conagrafoods.com.